Exhibit 13(b)

EXHIBIT A

CLASS II SHARES

Name of Fund	Service/Account Maintenance Fee	Distribution Fee
BlackRock Advantage Large Cap Core V.I. Fund	None	0.15%

BlackRock Capital Appreciation V.I. Fund	None	0.15%

BlackRock Equity Dividend V.I. Fund	None	0.15%

BlackRock Global Allocation V.I. Fund	None	0.15%

BlackRock Government Money Market V.I. Fund	None	0.15%

BlackRock International V.I. Fund	None	0.15%

BlackRock Large Cap Focus Growth V.I. Fund	None	0.15%

BlackRock Managed Volatility V.I. Fund	None	0.15%

BlackRock S&P 500 Index V.I. Fund	None	0.15%

Amended: April 16, 2024